Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter Results

HAMILTON, Bermuda, August 2, 2017 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported second quarter 2017 operating revenues of $631 million, compared to operating revenues of $563 million in the prior quarter. Net income from continuing operations attributable to Nabors for the quarter was a loss of $117 million, or $0.41 per diluted share, compared to a loss of $149 million, or $0.52 per diluted share, in the first quarter of 2017. The second quarter results include $7.3 million in net after-tax charges, or $0.03 per diluted share, primarily due to premiums paid on a debt redemption.

Anthony Petrello, Nabors Chairman and CEO, commented, “I am pleased with the sequential improvement reflected in our second quarter results. This reflected meaningful increases across all of our operations except Canada, which performed better than expected during the seasonally low quarter. The results also reflected normalized operations in our largest international market and higher pricing as well as lower reactivation costs for our Lower 48 fleet. The results were aligned with our expectations and reflect positively on the steps we have taken through the downturn to control costs and enhance capabilities.

“Sequentially, we saw our Lower 48 daily average rig margins increase by 19% while our average rigs working increased by 15% to 95 rigs during the quarter. Today the 102 rigs we have working represent nearly a threefold increase compared to the low point of 35 rigs in May of 2016. We continue to realize full utilization on our highest capability rigs illustrating our customers’ preference for these rigs and their features.

“Internationally our average rigs working increased sequentially for the first time in two years to 92.7 during the quarter compared with 89.8 during the first quarter of 2017. The recent oil price volatility has reduced contracting urgency for some customers. Nonetheless we see additional activity improvements in both North America and certain international markets.

“Another positive note in this quarter is the substantial improvement in results for our Nabors Drilling Solutions (“NDS”) division as more customers adopt our technologies and service offering. We achieved several important milestones this quarter, and we believe that NDS results will continue to increase in coming quarters as our market penetration and margins improve.”

Consolidated and Segment Results

Adjusted operating income for the Company was a loss of $69 million for the quarter, as compared to a loss of $104 million in the prior quarter. Adjusted EBITDA for the quarter increased substantially to $139 million, compared to $100 million in the first quarter. During the second quarter, the Company averaged 206 rigs working at an average gross margin of $10,809 per rig day, compared to 201 average rigs working at $9,333 per rig day during the first quarter.

The U.S. Drilling segment posted adjusted EBITDA of $38 million for the quarter with an average of 101 rigs working compared to 89 rigs during the first quarter. The Lower 48 operation increased by 12 average rigs working during the second quarter, including the deployment of two new build SmartRigTM units. As expected, rig reactivations resulted in additional costs during the second quarter. With fewer rigs reactivated however, the impact was lower than the prior quarter. The Company expects these costs to abate throughout the balance of the year, resulting in margin improvement.

Margin improvement is also expected as around 80% of the Lower 48 rig contracts are expiring during the remainder of this year. Many of these rigs are expected to renew at higher day rates. Results should also benefit from the expected deployment, before year end, of five new build SmartRigTM units that are currently under construction. Additionally, there are still existing rigs being converted to SmartRigTM units before year end, all of which should command higher rates. Although the Company plans to continue the upgrade program over the following quarters, a handful of upgradable rigs in the northern regions are not committed at this point. Depending on customer demand, the $4 million per rig capital expenditures for some of these rigs could be deferred into 2018.

International adjusted EBITDA increased by $26 million to $135 million, compared to $109 million in the prior quarter. The improvement was driven by increases in rig activity and margins. A significant portion of this improvement was due to the absence of higher-than-usual costs and lost revenue in our largest market that impacted first quarter results. The Company expects the rig count to continue to increase in the fourth quarter.

Canada results were higher than normal for the seasonally low second quarter. The average rigs working during the second quarter was 12 as compared to 4 rigs during the second quarter of 2016. Additionally, average margins increased substantially by $1,151 per rig day, equating to $5,136 compared to $3,985 in the first quarter of 2017. The Company expects meaningful improvement relative to 2016.

Adjusted EBITDA for Rig Services, which consists of the Company’s manufacturing, drilling technology, and other related services, increased substantially to $5.5 million compared with a loss of $2.1 million in the first quarter of 2017. This increase was driven by a large improvement in NDS operating margins, which delivered $7.6 million in adjusted EBITDA for the quarter, and a smaller but still large improvement in Canrig, the Company’s manufacturing unit. The increasing penetration of NDS services at higher margins than in previous quarters is expected to continue improving quarterly results. Canrig is anticipated to be adjusted EBITDA positive during the second half of the year.

William Restrepo, Nabors Chief Financial Officer, stated, “Our results during the second quarter returned to more normal levels, while also benefiting from strong operational performance across our international markets, pricing improvements in the U.S. for all product lines, as well as continued volume improvements in Canrig and NDS. As anticipated, Lower 48 dayrates and margins inflected, while active international drilling rigs continued to increase from their low point at the end of last year. In a strong growth environment we managed to keep our net debt in check and are targeting to maintain the current levels for the end of the year. We expect capital expenditures to finish 2017 within our previously communicated $550 million to $600 million range. Finally, we continue to work towards our long-term target of $2.25 billion in net debt by 2020.”

Mr. Petrello concluded, “I am pleased that our results came in ahead of our expectations. This quarter gave us a solid indication that we are on the right path towards our ultimate goal to be the performance driller of choice. We are building the most capable fit-for-purpose rig fleet in the industry, while integrating these rigs with the latest automated drilling technologies in our NDS portfolio. Additionally, we are in the process of deploying our revolutionary first quad drilling design rigs in the U.S. and we expect the iRackerTM automated tubular handling system to be deployed on multiple field trials during the second half of 2017.

“The positive momentum in the U.S. combined with our strong performance allowed us to deploy several rigs during the quarter. In the U.S. Drilling segment we reversed the negative trend in margins. Additionally we expect sequential margin increases going forward as a result of improved pricing and cost reductions, coupled with the deployment of incremental new builds and SmartRigTM upgrades. Internationally, we recovered our margins from the material cost and lost revenue impact during the first quarter in one of our major markets. Finally I am excited with the opportunities presented by our joint venture with Saudi Aramco, officially named Sanad. We expect to commence operations within the next few months.”

About Nabors

Nabors Industries (NYSE: NBR) owns and operates the world’s largest land-based drilling rig fleet and is a leading provider of offshore platform rigs in the United States and numerous international markets. Nabors also provides directional drilling services, performance tools, and innovative technologies throughout many of the most significant oil and gas markets. Leveraging our advanced drilling automation capabilities, Nabors’ highly skilled workforce continues to set new standards for operational excellence and transform our industry.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management’s estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted

EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted operating income (loss) is computed similarly, but also subtracts depreciation and amortization expenses from operating revenues. Net debt is computed by subtracting the sum of cash and short-term investments from total debt. Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA and adjusted operating income exclude certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA, adjusted operating income (loss), and net debt, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. In addition, securities analysts and investors use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes and net debt to total debt, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release.

Media Contact: Dennis A. Smith, Vice President of Corporate Development & Investor Relations, +1 281-775-8038 or Nick Swyka, Director of Corporate Development & Investor Relations, +1 281-775-2407. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2017	2016	2017	2017	2016

Revenues and other income:
Operating revenues	$631,355	$571,591	$562,550	$1,193,905	$1,169,162
Earnings (losses) from unconsolidated affiliates	—	(54,769)	2	2	(221,920)
Investment income (loss)	(886)	270	721	(165)	613
Total revenues and other income	630,469	517,092	563,273	1,193,742	947,855

Costs and other deductions:
Direct costs	417,521	341,279	387,644	805,165	706,302
General and administrative expenses	63,695	56,624	63,409	127,104	118,958
Research and engineering	11,343	8,180	11,757	23,100	16,342
Depreciation and amortization	208,090	218,913	203,672	411,762	434,731
Interest expense	54,688	45,237	56,518	111,206	90,967
Other, net	10,104	74,607	13,510	23,614	257,011
Total costs and other deductions	765,441	744,840	736,510	1,501,951	1,624,311

Income (loss) from continuing operations before income taxes	(134,972)	(227,748)	(173,237)	(308,209)	(676,456)

Income tax expense (benefit)	(19,496)	(41,183)	(25,609)	(45,105)	(93,247)

Income (loss) from continuing operations, net of tax	(115,476)	(186,565)	(147,628)	(263,104)	(583,209)
Income (loss) from discontinued operations, net of tax	(15,504)	(984)	(439)	(15,943)	(1,910)

Net income (loss)	(130,980)	(187,549)	(148,067)	(279,047)	(585,119)
Less: Net (income) loss attributable to noncontrolling interest	(1,971)	2,899	(917)	(2,888)	2,175
Net income (loss) attributable to Nabors	$(132,951)	$(184,650)	$(148,984)	$(281,935)	$(582,944)

Amounts attributable to Nabors:
Net income (loss) from continuing operations	$(117,447)	$(183,666)	$(148,545)	$(265,992)	$(581,034)
Net income (loss) from discontinued operations	(15,504)	(984)	(439)	(15,943)	(1,910)
Net income (loss) attributable to Nabors	$(132,951)	$(184,650)	$(148,984)	$(281,935)	$(582,944)

Earnings (losses) per share:
Basic from continuing operations	$(.41)	$(.65)	$(.52)	$(.93)	$(2.06)
Basic from discontinued operations	(.05)	—	—	(.06)	(.01)
Basic	$(.46)	$(.65)	$(.52)	$(.99)	$(2.07)

Diluted from continuing operations	$(.41)	$(.65)	$(.52)	$(.93)	$(2.06)
Diluted from discontinued operations	(.05)	—	—	(.06)	(.01)
Diluted	$(.46)	$(.65)	$(.52)	$(.99)	$(2.07)

Weighted-average number of common shares outstanding:
Basic	278,916	276,550	277,781	278,348	276,201
Diluted	278,916	276,550	277,781	278,348	276,201

Adjusted EBITDA	$138,796	$165,508	$99,740	$238,536	$327,560

Adjusted operating income (loss)	$(69,294)	$(53,405)	$(103,932)	$(173,226)	$(107,171)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	March 31,	December 31,
(In thousands)	2017	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$232,043	$228,595	$295,202
Accounts receivable, net	582,787	514,446	508,355
Assets held for sale	78,407	77,118	76,668
Other current assets	280,931	302,497	275,614
Total current assets	1,174,168	1,122,656	1,155,839
Property, plant and equipment, net	6,142,216	6,218,699	6,267,583
Goodwill	167,246	166,999	166,917
Other long-term assets	608,828	586,958	596,676
Total assets	$8,092,458	$8,095,312	$8,187,015

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$124	$313	$297
Other current liabilities	876,443	771,336	821,637
Total current liabilities	876,567	771,649	821,934
Long-term debt	3,740,248	3,661,665	3,578,335
Other long-term liabilities	402,865	475,604	531,951
Total liabilities	5,019,680	4,908,918	4,932,220

Equity:
Shareholders’ equity	3,049,235	3,177,948	3,247,025
Noncontrolling interest	23,543	8,446	7,770
Total equity	3,072,778	3,186,394	3,254,795
Total liabilities and equity	$8,092,458	$8,095,312	$8,187,015

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2017	2016	2017	2017	2016

Operating revenues:
Drilling & Rig Services:
U.S.	$187,344	$140,342	$161,934	$349,278	$289,018
Canada	17,121	6,617	27,808	44,929	24,111
International	380,338	401,024	338,223	718,561	802,079
Rig Services (1)	93,014	39,248	71,441	164,455	93,101
Subtotal Drilling & Rig Services	677,817	587,231	599,406	1,277,223	1,208,309

Other reconciling items (2)	(46,462)	(15,640)	(36,856)	(83,318)	(39,147)
Total operating revenues	$631,355	$571,591	$562,550	$1,193,905	$1,169,162

Adjusted EBITDA: (3)
Drilling & Rig Services:
U.S.	$37,791	$52,878	$26,629	$64,420	$104,113
Canada	4,177	360	6,335	10,512	2,482
International	134,784	150,618	108,656	243,440	298,927
Rig Services (1)	5,472	(10,433)	(2,107)	3,365	(11,914)
Subtotal Drilling & Rig Services	182,224	193,423	139,513	321,737	393,608

Other reconciling items (4)	(43,428)	(27,915)	(39,773)	(83,201)	(66,048)
Total adjusted EBITDA	$138,796	$165,508	$99,740	$238,536	$327,560

Adjusted operating income (loss): (5)
Drilling & Rig Services:
U.S.	$(56,079)	$(48,328)	$(63,182)	$(119,261)	$(95,887)
Canada	(5,014)	(10,831)	(4,011)	(9,025)	(18,109)
International	36,174	53,859	11,974	48,148	100,731
Rig Services (1)	(1,268)	(19,657)	(9,109)	(10,377)	(30,301)
Subtotal Drilling & Rig Services	(26,187)	(24,957)	(64,328)	(90,515)	(43,566)

Other reconciling items (4)	(43,107)	(28,448)	(39,604)	(82,711)	(63,605)
Total adjusted operating income (loss)	$(69,294)	$(53,405)	$(103,932)	$(173,226)	$(107,171)

Rig activity:
Average Rigs Working: (6)
U.S.	100.6	53.7	88.8	94.7	59.3
Canada	12.4	4.2	22.0	17.1	8.3
International	92.7	101.2	89.8	91.3	105.9
Total average rigs working	205.7	159.1	200.6	203.1	173.5

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(1)                     Includes our other services comprised of our manufacturing, directional drilling and complementary services.

(2)                     Represents the elimination of inter-segment transactions.

(3)                     Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and research and engineering expenses from operating revenues. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(4)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)                     Adjusted operating income (loss) is computed by subtracting the sum of direct costs, general and administrative expenses, research and engineering expenses and depreciation and amortization from operating revenues. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  In addition, securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(6)                     Represents a measure of the number of rigs operating during a given period.  For example, one rig operating 45 days during a quarter represents 0.5 average rigs working for the quarter.  On an annual period, one rig operating 182.5 days represents 0.5 average rigs working for the year.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2017	2016	2017	2017	2016

Adjusted EBITDA	$138,796	$165,508	$99,740	$238,536	$327,560
Depreciation and amortization	(208,090)	(218,913)	(203,672)	(411,762)	(434,731)
Adjusted operating income (loss)	(69,294)	(53,405)	(103,932)	(173,226)	(107,171)

Earnings (losses) from unconsolidated affiliates	—	(54,769)	2	2	(221,920)
Investment income (loss)	(886)	270	721	(165)	613
Interest expense	(54,688)	(45,237)	(56,518)	(111,206)	(90,967)
Other, net	(10,104)	(74,607)	(13,510)	(23,614)	(257,011)
Income (loss) from continuing operations before income taxes	$(134,972)	$(227,748)	$(173,237)	$(308,209)	$(676,456)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

	June 30,	March 31,	December 31,
(In thousands)	2017	2017	2016
	(Unaudited)

Current debt	$124	$313	$297
Long-term debt	3,740,248	3,661,665	3,578,335
Total Debt	3,740,372	3,661,978	3,578,632
Less: Cash and short-term investments	232,043	228,595	295,202
Net Debt	$3,508,329	$3,433,383	$3,283,430

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